                                                                  EXHIBIT 10.11


                             FACILITIES AGREEMENT

     THIS FACILITIES AGREEMENT (this "Agreement"), dated as of the 1st day of August, 1997 (the "Effective Date"), is made and entered into by and between AMERICAN SOFTWARE, INC., a Georgia corporation ("ASI"), and LOGILITY, INC., a Georgia corporation ("Logility"). The terms "Logility" and "ASI" shall include any subsidiary of Logility and ASI, respectively.

                             W I T N E S S E T H :

     WHEREAS, ASI and Logility have entered into that certain Subsidiary Formation Agreement, dated of even date herewith, pursuant to which ASI has agreed to sell to Logility, and Logility has agreed to purchase from ASI, certain tangible and intangible property and assets of ASI relating to the business and operations of the Supply Chain Planning products division of ASI;

     WHEREAS, ASI desires to provide to Logility, and Logility desires to accept, the right to use, in some cases in common with ASI, certain office facilities owned or leased, as applicable, by ASI as identified on Schedule I hereto (the "Facilities", and together with the non-exclusive right to use walkways, parking areas, and other common areas appurtenant to the Facilities, the "Premises") on the terms and conditions set forth in this Agreement; and

     WHEREAS, the parties understand that certain of the Facilities are currently, and will continue to be, occupied and used by ASI for the conduct of ASI's business and that the joint use of the Facilities as contemplated by this Agreement will require mutual cooperation and accommodation by ASI and Logility.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the sufficiency of which is hereby acknowledged, ASI and Logility agree as follows:

1.  Premises and Term.
    -----------------

     1.1. Subject to all of the terms and conditions hereof, ASI hereby provides to Logility, and Logility hereby accepts from ASI, (i) the exclusive right to use each of the Premises identified in Schedule I as exclusive to Logility, and (ii) the non-exclusive right to use in common with ASI each of the Premises identified in Schedule I as non-exclusive. In addition to the Premises identified in Schedule I, ASI may from time to time, provide Logility the right to use additional office facilities; provided, that the use of such facilities, as well as the other terms and conditions applicable to Logility's use thereof, shall be as mutually agreed in writing by ASI and Logility. Upon such agreement, all such office facilities shall be included in the term "Premises" for purposes of this Agreement.

     1.2. The term of this Agreement (the "Initial Term") shall be for a period of two years commencing on the Effective Date, and ending on midnight of the date immediately preceding the second anniversary of the Effective Date (the "Expiration Date"), unless sooner terminated as hereinafter provided; provided, however, notwithstanding anything to the contrary in this Section 1, this Agreement may be terminated prior to the Expiration Date, as may be hereinafter extended, in accordance with Section 8 below.

     1.3. Unless this Agreement has been sooner terminated pursuant to Section 8 below, and provided Logility is not then in default under the terms of this Agreement, the Initial Term shall be automatically extended for additional successive period(s) of one year each (each such period, a "Renewal Term" and, together with the Initial Term, the "Term"), beginning on the date immediately following the Expiration Date of the Initial Term or Renewal Term then in effect, upon the same terms, conditions, covenants and provisions as are provided in this Agreement.

2.  Right to Use the Premises.
    -------------------------

     2.1. As of the Effective Date, Logility's right to use the Premises shall constitute:

(i) with regard to those Premises identified in Schedule I as exclusive to Logility, an exclusive right to use each entire Premises as it may exist from time to time; and

(ii) with regard to those Premises identified in Schedule I as non-exclusive, a non-exclusive right to use, in common with ASI, each entire Premises as it may exist from time to time, other those areas identified from time to time by agreement of ASI and Logility to be restricted for the exclusive use of one of the parties hereto. The foregoing notwithstanding, upon request by either party, ASI and Logility shall negotiate in good faith a reconfiguration of any given Premises in order to restrict access to portions of such Premises for either party's exclusive use, including, without limitation, building partitions and establishing separate access, in accordance with Section 4 below. If the parties are unable to agree upon a mutually satisfactory reconfiguration of a given Premises, then Logility shall promptly vacate such Premises, and Schedule I hereto shall be amended to delete the affected Premises from the terms of this Agreement.

     2.2. Notwithstanding anything to the contrary contained this Agreement, ASI shall in any event be entitled to enter upon any part of any Premises (including, without limitation, Premises identified as exclusive to Logility or areas in non-exclusive Premises restricted for the exclusive use of Logility pursuant to Section 2.1(ii)), at any time and from time to time, without the prior consent of Logility, (i) as necessary or appropriate for the performance of ASI's obligations under this Agreement or any underlying lease, (ii) for purposes of inspecting the Premises for compliance with Logility's obligations under this Agreement, (iii) to show any Premises to a prospective purchaser or mortgagor, (iv) to make alterations, additions, repairs, or improvements to any Premises pursuant to Section 4.3, or (v) in case of an emergency.

3.  Payment for Premises.
    --------------------

     3.1. Logility shall make monthly payments to ASI for each Premises as follows:

(i) with regard to the office facilities utilized exclusively by Logility (each, an "Atlanta Premises") in the buildings identified in Schedule II hereto (each, an "Atlanta Facility"), Logility shall pay to ASI (I) base rent based on an annual rate of $17.00 per rentable square foot of each Atlanta Premises, plus
(II) Logility's Percentage Share of the increase in Operating Costs with respect to each Atlanta Facility in which an Atlanta Premises is located during each fiscal year of ASI throughout the Term above the Operating Costs with respect to such Atlanta Facility during the 1997 fiscal year of ASI; and

(ii) with regard to each Premises other than the Atlanta Premises, Logility shall pay to ASI an amount equal to Logility's Percentage Share of the Operating Costs with respect to the Facility at which such Premises is located during each fiscal year of ASI throughout the Term. In the event additional Premises are provided by ASI to Logility pursuant to Section 1.1, then, except as provided in item (i) above or unless otherwise expressly agreed by the parties, Logility's monthly payments to ASI for such occupancy shall be determined in accordance with this item (ii).

     3.2 Payments to be made to ASI under Section 3.1 shall be made, in arrears, and without offset, demand, or defense, on or before the fifth (5th) day of each month throughout the Term with respect to each Premises, and each such payment shall be delivered to the location designated by ASI from time to time for each Premises (or if no location is so designated, to the address for notices in this Agreement) and in the local currency of the country in which such Premises is located. In the event any payment due to ASI under this Agreement is not received by ASI within five (5) days of the date when due, Logility shall make an additional payment to ASI equal to five percent (5%) of said overdue payment at the time of and in addition to the payment as a late payment charge. If the first or last month of the Term is a partial month, the monthly charge shall be prorated based upon the actual number of days in such partial month.

     3.3 For purposes of this Section 3, the following terms shall have the meanings herein specified:

(i) "Operating Costs" means any and all costs, expenses, and disbursements of every kind and character which ASI shall incur, pay, or become obligated to pay in connection with the ownership (or lease, as appropriate), management, operation, maintenance, or occupancy of a Facility (including, but not limited to, depreciation of such Facility if such Facility is owned by ASI), the intent being that this Agreement shall create a "net, net, net" lease for each Premises.

(ii)  "Logility's Percentage Share" means:

     (A) with regard to each Atlanta Premises, the quotient (expressed as a percentage) obtained by dividing the rentable square feet of such Atlanta Premises by the rentable square feet of the Atlanta Facility in which such Atlanta Premises is located, and multiplying such quotient by 100. In the event, Logility's Percentage Share is changed during a fiscal year of ASI by reason of a change in the rentable square feet of an Atlanta Premises (by agreement of ASI and Logility) or the rentable square feet of an Atlanta Facility, Logility's Percentage Share shall thereafter mean the result obtained by using the revised net rentable square feet in the foregoing formula, and Logility's Percentage Share shall be determined on the basis of the number of days during such fiscal year at each percentage share and shall take effect immediately upon written notice thereof from ASI to Logility; and

     (B) with regard to each Premises other than an Atlanta Premises, the quotient (expressed as a percentage) obtained by dividing the number of Logility employees based at such Premises by the sum of all ASI employees and Logility employees based at such Premises. In the event, Logility's Percentage Share is changed during a fiscal year of ASI by reason of a change in the number of Logility employees based at a Premises or a change in the number of ASI employees based at such Premises (in each event determined as of the last day of each fiscal quarter of ASI throughout the Term), Logility's Percentage Share shall thereafter mean the result obtained by using the revised net number of Logility employees based at such Premises in the foregoing formula, and Logility's Percentage Share shall be determined on the basis of the number of days during such fiscal year at each percentage share and shall take effect immediately upon written notice thereof from ASI to Logility.

4.  Use.
    ---

     4.1. Logility specifically agrees that its right to use each of the Premises is limited to each of the Premises in its existing condition "as-is" and "where-is" and acknowledges that, in entering into this Agreement, Logility does not rely on, and ASI does not make, any express or implied representations or warranties as to any matters including, without limitation, any characteristics of any of the Premises, the suitability of any of the Premises for Logility's intended use, or the compliance or noncompliance of the Premises or any use thereof with any Applicable Laws or underlying leases. As used in this Agreement, the term "Applicable Laws" means all applicable laws, codes, ordinances, rules, and regulations of all foreign, federal, state, county, municipal, or other governmental authorities or instrumentalities. Logility has inspected each Premises and has found it to be in satisfactory condition.

     4.2. Logility shall not make any alterations or improvements to any of the Premises whatsoever, including without limitation, placing any sign or identification of any kind whatsoever in or on any of the Premises, without the prior written consent of ASI, which consent shall not be unreasonably withheld; provided, however, ASI may withhold its consent in its sole discretion to any alteration or improvement which is structural in nature or inconsistent with the existing interior decor of a Premises. Failure of ASI's landlord to consent to or approve an alteration or improvement, where required by an underlying lease, shall be reasonable grounds for ASI to withhold consent under this Section.


     4.3. ASI reserves the right, at any time, and from time to time, to make alterations or improvements to, or to decrease the size or area of all or any part of, any Premises identified in Schedule I as non-exclusive, provided that any such alteration or improvement shall not materially and adversely affect Logility's use of such Premises and provided any alteration or improvement to any Premises which would materially affect Logility's use of such Premises shall not be made without reasonable notice to Logility.

     4.4. Logility shall use each of the Premises only for general office and related incidental purposes for which it has historically been used by the Logility division of ASI and for no other use or purpose whatsoever. In no event shall Logility use or permit the use of any of the Premises for any purpose or use that is (i) inconsistent with or interferes in any way with the conduct of other business operations in any of the Premises, or (ii) in violation of any provision of an underlying lease.

     4.5. Logility shall be responsible for and shall supervise and control all of its officers, agents, employees, licensees, contractors, customers, and other invitees (collectively, "Personnel") so as to assure compliance with all of the terms and conditions of this Agreement. Logility shall comply with all present and future security measures implemented by ASI (or the Landlord of any Premises leased by ASI) in each of the Premises, including, without limitation, prohibitions on access to certain areas in Premises to competitors of ASI. Without limitation of the foregoing, Logility shall ensure that (i) no Personnel enter areas within any Premises restricted for the exclusive use by ASI, except with prior written consent from an authorized representative of ASI, (ii) all Personnel comply with all Applicable Laws and each underlying lease, and (iii) no Personnel conduct any illegal activities or activities resulting in any nuisance or which may constitute harassment of any kind. All Personnel shall be clearly identified as affiliated with Logility and, if requested, Logility shall require each person to comply with any applicable dress code and wear appropriate name badges or other easily visible identification approved by ASI at all times while on any of the Premises.

5.  Maintenance; Compliance with Laws, Rules and Regulations; Hazardous
    -------------------------------------------------------------------
Materials.
---------

     5.1. Logility shall not permit or suffer any material injury, waste, or nuisance in or to any of the Premises, and Logility shall be responsible for maintaining in a clean, safe, and sanitary condition each of the Premises identified in Schedule I as exclusive to Logility. Logility shall not make any repairs to any of the Premises, without the prior written consent of ASI, which consent may be withheld in ASI's sole discretion. If ASI determines that it is necessary to repair any damage attributable to Logility or its Personnel, Logility shall reimburse ASI for the cost of all such repairs within thirty (30) days of receipt by Logility of an invoice therefor from ASI.

     5.2. Logility, at Logility's sole cost and expense, shall comply in all material respects with all Applicable Laws relating to Logility's use of each of the Premises; provided that if structural or capital improvements are required at any Premises in order to comply with any Applicable Law, either ASI or Logility may terminate this Agreement with respect to any such Premises. Notwithstanding the foregoing, Logility shall not make any physical change to any Premises in order to comply with an Applicable Law without the prior written consent of ASI, which consent may be withheld in ASI's sole discretion. If ASI consents to any changes, at ASI's election (but not obligation), ASI may make such changes, in which event Logility shall, within thirty (30) days of receipt by Logility of an invoice therefor from ASI, reimburse ASI for all actual costs and expenses incurred by ASI in making such changes. Failure of ASI's landlord to consent to or approve any physical change to a Premises, where required by an underlying lease, shall be reasonable grounds for ASI to withhold consent under this Section.

     5.3. Logility shall comply with the requirements of ASI's property, liability, and workers compensation insurance carriers and all rules and regulations of the Premises as are established from time to time by ASI (or ASI's landlord if the Premises is leased by ASI), including, without limitation, all security procedures and requirements for each Premises.

     5.4. This Agreement is expressly subordinate to, and subject to the terms of, any underlying lease for any of the Premises, and, accordingly, Logility shall comply with all provisions of any underlying lease for any of the Premises that are leased by ASI. Either party may request that the other party enter into a specific sublease or similar arrangement with respect to any Premises and, subject to the consent of the primary landlord for any leased Premises, the parties shall negotiate in good faith such a sublease or other arrangement on terms customary for the location of the Premises and consistent with the terms of this Agreement. At the request of ASI, Logility shall use diligent efforts to satisfy the requirements of any underlying lease with respect to Logility's use of any Premises, including, but not limited to, executing and delivering such documents and taking such other actions as reasonably may be required by the landlord under the terms of any underlying lease (including terminating this Agreement with respect to the Premises and vacating the Premises, provided that ASI and Logility will cooperate in good faith to vacate in a manner so as to minimize any disruption of Logility's business and any cost to Logility) or to prevent or cure a default under any underlying lease, as well as any other actions reasonably requested by ASI with respect thereto. With respect to each Premises which is subject to an underlying lease, this Agreement is expressly made contingent upon consent by the landlord of such Premises, if required by the terms of the underlying lease, to the use and occupancy by Logility of such Premises in accordance with the terms of this Agreement; provided, however, that a landlord's refusal to consent to this Agreement with regard to a particular Premises shall in no event affect Logility's or ASI's obligations hereunder with regard to any other Premises, although Schedule I hereto shall be amended to delete the affected Premises from the terms of this Agreement.

     5.5. Logility shall not cause or permit any Hazardous Material to be used, stored, discharged, released, or disposed of in, from, under, or about any of the Premises in violation of any Applicable Law. As used herein, the term

"Hazardous Material" means any substance or material which has been determined by any applicable foreign, federal, state, county, municipal, or other governmental authority to be capable of posing a risk of injury to health or safety or damage to the environment. Logility shall not undertake any hazardous or other activity at any of the Premises which could result in an increase in ASI's or any landlord's insurance premiums.

6.  Insurance; Condemnation.
    -----------------------

     6.1. At all times during Logility's use of any of the Premises under this Agreement, Logility shall procure at its cost and expense and keep in effect comprehensive general liability insurance, including contractual liability with a combined single limit of liability of not less than one million dollars ($1,000,000), or such greater amount as may be required under any underlying lease, in accordance with the following requirements:

     6.1.1. Such coverage shall be in a commercial or comprehensive general liability form with at least the following coverages: (i) including employees as additional insureds, and (ii) providing for blanket contractual coverage, broad form property damage coverage and products and completed operations coverage. Such coverage may be provided by a combination of primary and umbrella liability coverage.

     6.1.2. Such insurance shall be issued by financially reputable insurance companies reasonably acceptable to ASI, shall name ASI and any landlord under any underlying lease as additional insureds, shall include contractual liability coverage insuring the liability assumed hereunder by Logility, shall provide that it is primary insurance and not excess over or contributory with any other valid, existing, and applicable insurance covering the same loss carried by ASI or any other party, shall provide for severability of interests, shall further provide that an act or omission of one of the named insureds which would void or otherwise reduce coverage shall not reduce or void the coverage as to any insured, shall afford coverage for all claims based on acts, omissions, injury, or damage which occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period, and shall provide that ASI and any landlord under an underlying lease will receive at least thirty (30) days' written notice from the insurer prior to any cancellation or change of coverage.

     6.2. Logility shall maintain Workers Compensation Insurance in the amounts and coverages required under workers compensation, disability, and similar employee benefit laws applicable to the state or country where each of the Premises is located and Employer's Liability Insurance, with limits customary to the state or country where each of the Premises is located.

     6.3. Logility shall maintain automobile liability insurance in the amounts and coverages required by the state or country where each of the Premises is located, with limits customary to the state or country where each of the Premises is located, for bodily injury and property damage combined. Coverage shall include owned (if any), leased (if any), and non-owned, hired automobiles.

     6.4. Logility shall bear all risk to its property at each of the Premises and may maintain at its sole expense such fire and other property insurance on the property of Logility in each Premises as it deems desirable for its protection. If any of the Premises shall be damaged or destroyed by fire or any other casualty howsoever caused or by any other cause whatsoever, Logility agrees to give prompt notice thereof to ASI. ASI shall have no obligation to Logility whatsoever to repair any damage done to any of the Premises or replace any property of Logility located therein. If a casualty occurs such that the underlying lease with respect to any Premises is terminated by ASI or the landlord, or ASI otherwise elects to cease using any of the Premises as a result of the casualty, the provisions of Section 8.1 below shall apply, and this Agreement shall terminate with respect to such Premises. If a casualty occurs such that Logility's use of a Premises is materially adversely affected and the damage is not repaired within ninety (90) days, Logility shall have the right to terminate this Agreement with respect to such Premises by written notice to ASI within thirty (30) days thereafter. If a casualty occurs that results in a permanent damage or destruction to the Premises which does not rise to the level described in the preceding sentence, the amount payable by Logility under
Section 3 shall be proportionately reduced for that portion of the Premises damaged or destroyed.

     6.5. If all or any part of any of the Premises or any material portion of any Premises shall be taken as a result of the exercise of the power of eminent domain or any transfer in lieu thereof, this Agreement shall terminate as to the property so taken as of the date of taking, and, in the case of a partial taking, either ASI or Logility shall have the right to terminate this Agreement with respect to such Premises by written notice to the other within thirty (30) days after such date.

     6.5.1. In the event of any taking, ASI (subject to the rights of the landlord under any underlying lease) shall be entitled to any and all compensation, damages, income, rent, awards, and interest whatsoever which may be paid or made in connection therewith, and Logility shall have no claim against ASI for the value of any unexpired term of this Agreement or otherwise; provided that ASI shall have no claim to any portion of the award that is specifically allocable to Logility's personal property, relocation expenses, or the interruption of or damage to Logility's business.

     6.5.2. In the event of a partial taking that does not result in a termination of this Agreement, the amount payable by Logility under Section 3 shall be proportionately reduced for that portion of the Premises taken.

7.  Utilities and Services.  During the use by Logility of any Premises in
    ----------------------
accordance with this Agreement; (a) if ASI owns the Premises, subject to force majeure (including any cause beyond ASI's commercially reasonable control), ASI shall furnish to Logility such services and utilities as are furnished currently at each such Premises, each in such amounts, on average, as have been customarily furnished to equivalent space in the respective Premises; and (b) if ASI leases the Premises, ASI shall use reasonable efforts to cause the landlord of such leased Premises to furnish to or for the benefit of the Premises the services and utilities that the landlord is obligated to provide under the underlying lease, it being understood and agreed that under no circumstances shall ASI be required to make any improvements to the respective Premises or the systems located therein or provide any greater services to the applicable Premises than the greater of such services as (i) are currently furnished or
(ii) ASI reasonably determines from time to time to be necessary or appropriate for the conduct of ASI's business in the respective Premises.

8.  Termination.
    -----------

     8.1. Notwithstanding anything in this Agreement to the contrary, the Term shall in any event terminate with respect to any given Premises (without affecting the parties' rights and obligations with regard to any other Premises) on the date of (i) the expiration or termination for any reason of the underlying lease for such Premises, if such Premises is leased by ASI, or (ii) the sale, abandonment, or vacation of any such Premises, if such Premises is owned by ASI. ASI shall give Logility as much advance notice as is reasonably practicable in connection with any planned early termination of the underlying lease of any of the leased Premises or the sale, abandonment, or vacation by ASI of any of the owned Premises. Logility agrees to take all reasonable actions to accommodate ASI's real estate objectives, including, without limitation, promptly vacating the Premises where ASI plans to terminate the underlying lease or operations at a particular Premises. In the event of any such termination of this Agreement by ASI with respect to any such Premises, (i) Logility's obligations to make payments to ASI pursuant to Section 3 hereof with respect to such Premises shall cease as of the effective date of termination, and (ii)
Schedule I hereto shall be amended to delete the affected Premises from the terms of this Agreement.

     8.2. Either party shall have the right to terminate this Agreement with respect to any given Premises (without affecting the parties' rights and obligations with regard to any other Premises) for any reason before the end of the Term, such termination to be effective ninety (90) days after written notice of termination from the terminating party to the other party. In the event of any such termination of this Agreement by Logility with respect to any such Premises, Logility's obligations to make payments to ASI pursuant to Section 3 hereof with respect to such Premises shall cease as the last day of the month in which the effective date of termination shall occur. In the event of any such termination of this Agreement by ASI with respect to any such Premises, Logility's obligations to make payments to ASI pursuant to Section 3 hereof with respect to such Premises shall cease as of the effective date of termination.
In either event, Schedule I hereto shall be amended to delete the affected Premises from the terms of this Agreement.

     8.3. This Agreement will be subject to early termination by either Logility or ASI upon one hundred eighty (180) days written notice if ASI ceases to own shares of Common Stock representing more than 50% of the combined voting power of the capital stock of Logility.

     8.4. If either Logility or ASI shall default in the performance or observance of any material term, covenant, condition, or agreement contained in this Agreement, and such condition continues for more than thirty (30) days after written notice thereof to the defaulting party (unless a shorter cure period is provided elsewhere in this Agreement), the other party may terminate this Agreement immediately upon notice to the defaulting party; provided, however, if such default by its nature cannot be cured within thirty (30) days, then the defaulting party shall have such greater period of time to cure such default as is reasonably necessary, so long as the cure is commenced within the thirty (30) day period and is thereafter diligently prosecuted to completion.
In no event, however, shall any cure period provided under this Section 8.4 exceed whatever cure period may exist under the underlying lease for ASI to prevent or cure a default. Upon such termination, Logility shall immediately vacate and surrender the affected Premises to ASI in accordance with Section
8.6. In addition to the rights of termination under this Section 8.4, ASI shall be entitled to exercise all other rights and remedies under this Agreement and under Applicable Laws (which shall he cumulative and not exclusive), specifically including, without limitation, the right to summary dispossession of Logility.

     8.5. ASI shall be entitled to perform any obligation of Logility under this Agreement, the performance of which is not commenced within five (5) business days after notice from ASI or which obligation is not thereafter diligently prosecuted to completion, and in such event Logility shall reimburse ASI for all actual costs and expenses incurred by ASI in performing such obligation.

     8.6. Upon the expiration or termination of this Agreement for whatever reason with respect to any of the Premises, Logility shall surrender to ASI the applicable Premises, together with all keys for such Premises, in good order and repair, reasonable wear and tear associated with normal office use excepted, in broom-clean condition, free and clear of all occupancies, liens, and encumbrances, and Logility shall remove all of its personal property therefrom.

     8.6.1. Any items of Logility's personal property remaining on any Premises after the expiration or sooner termination of this Agreement with respect to such Premises, may, at the option of ASI, be deemed abandoned, and, in such case, may either be retained by ASI as its property or disposed of, without accountability, at Logility's expense in such manner as ASI may see fit.

     8.6.2. Logility shall not hold over beyond the expiration or sooner termination of this Agreement with respect to any Premises without the express written consent of ASI.

     8.7. The failure of either party hereto to insist on any one or more circumstances upon the strict performance of any term, covenant, condition, or agreement under this Agreement, or to exercise any right herein contained, shall not be construed as a waiver or relinquishment in the future of such term, covenant, condition, agreement, or right, but the same shall remain in full force and effect unless the contrary is expressed in writing by the party waiving or relinquishing same. No payment by Logility or acceptance by ASI of a lesser amount than shall be due by Logility to ASI hereunder shall be deemed to be anything but payment on account, and the acceptance by ASI of such lesser amount, whether by check with an endorsement or statement thereon, or by an accompanying letter stating that said lesser amount is payment in full, shall not be deemed an accord and satisfaction, and ASI may accept such payments without prejudice to ASI's rights to recover the balance due or pursue any of ASI's other remedies hereunder.

     8.8 Logility's obligations under this Section 8 shall survive the expiration or termination of this Agreement.

9.  Release; Indemnity.
    ------------------

     9.1. Logility acknowledges and agrees that, anything set forth in this Agreement to the contrary notwithstanding, ASI shall not be responsible for or liable to Logility, and Logility hereby waives and releases, to the fullest extent permitted by Applicable Laws, all claims against ASI for any injury, loss, or damage to any person or property in or about the Premises by or from any cause whatsoever including, without limitation, acts or omissions of persons using adjoining premises or any part of the Premises or areas in the vicinity of the Premises; theft; burst, stopped, or leaking water, gas, sewer or steam pipes; or interruption or failure of utility or other services for, or existence of, gas, fire, oil, or electricity in, on or about the Premises. Further notwithstanding anything to the contrary set forth in this Agreement, in no event shall ASI be liable for any consequential damages, including without limitation, lost profits, lost opportunity or interference with Logility's business, arising out of a breach of this Agreement.

     9.2. Logility agrees to indemnify, protect, and defend ASI against and save and hold ASI harmless from, any and all losses, costs, liabilities, claims, damages, and expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred in connection with any injury, loss, or damage to any person or property arising from the use or occupancy or manner of use or occupancy of any of the Premises by, or any breach of an underlying lease for any leased Premises, arising out of the act or omission of, Logility or Logility's Personnel. This Section 9.2 shall survive expiration or sooner termination of this Agreement.

10.  Miscellaneous.
     -------------

     10.1. For purposes of this Agreement, the term "subsidiary" means any corporation, association, partnership, joint venture, or other business entity of which more than 50% of the voting capital stock or other voting ownership interests is owned or controlled directly or indirectly by Logility or ASI, as the case may be, or by one or more of the subsidiaries of Logility or ASI, as the case may be, or by a combination thereof. A subsidiary, when used with respect to ASI or Logility, shall also include any other entity affiliated with ASI or Logility, as the case may be, that ASI and Logility may hereafter agree in writing shall be treated as a "subsidiary" for purposes of this Agreement.

     10.2. This Agreement may not be amended except by an instrument in writing, executed by ASI and Logility.

     10.3. Logility's rights under this Agreement are personal to Logility, and Logility shall not assign, sublet, or otherwise transfer any right or interest under this Agreement to any other party. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, administrators, executors, successors, and permitted assigns.

     10.4. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings or representations pertaining to the subject matter hereof.

     10.5. Whenever this Agreement requires or permits consent, notice, or agreement by or on behalf of any party hereto, such consent, notice, or agreement shall be given in writing. Any consent, notice, or agreement hereunder by either party shall be given in writing and shall be sufficient in all respects if (i) delivered personally, (ii) mailed by registered or certified mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier service, or (iv) sent via facsimile confined in writing to the recipient in each case to the other party at its address set forth below or at such other address designated by notice in the manner provided in this subparagraph. Such notice shall be deemed to have been received upon the date of actual delivery if personally delivered or, in the case of mailing, five (5) business days after deposit in the mail, or, in the case of overnight courier, one business day after delivered to such courier, or, in the case of facsimile transmission, when confirmed by the facsimile machine report.

     (a)  If to ASI to:

          American Software, Inc.
          470 East Paces Ferry Road
          Atlanta, Georgia 30305
          Attention:  Controller
          Fax:  404/264-5813

     (b)  If to Logility, to:

          Logility, Inc.
          470 East Paces Ferry Road
          Atlanta, Georgia 30305
          Attention:  Chief Financial Officer
          Fax:  404/264-5394

     10.6. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Georgia, without regard for the conflict of laws provisions thereof

     10.7. If a jurisdiction outside the United States in which a Premises is located requires that this Agreement be registered or filed with any governmental office in order for this Agreement to be enforceable by or against either party in that jurisdiction, the parties shall cooperate with such filing or registration, provided that the registration or filing will not give rise to a default under an underlying lease or unreasonably increase the likelihood of an exercise of remedies for default under an underlying lease or create a cloud on title to any Premises.

     10.8 In the event that any dispute arises between Logility and ASI in connection with this Agreement, the representatives of each party responsible for the subject matter of such dispute shall use good faith efforts to resolve such dispute promptly. In the event that such dispute cannot be resolved by the parties' representatives, the matter shall be submitted to the parties' respective Chief Executive Officers ("CEOs") for resolution. In the event that the CEOs cannot reach resolution of the issue (an "Unresolved Dispute"), then the Unresolved Dispute shall be settled at the election of either party, by final and binding independent arbitration. All arbitrations pursuant to this Agreement shall be conducted before the American Arbitration Association ("AAA") in Atlanta, Georgia, U.S.A., and shall be carried out in accordance with the Commercial Arbitration Rules of the AAA then in effect (the "Rules") and the provisions of this Agreement. Logility and ASI shall each select one arbitrator and a third arbitrator will be selected unanimously by the arbitrators selected by Logility and ASI. If the two arbitrators selected by Logility and ASI are unable to select the third arbitrator within ten (10) days of the appointment of the two arbitrators, the parties consent to the selection of the third arbitrator by the AAA administrator. The award of the arbitrators may be enforced by any court having jurisdiction over the parties.

     IN WITNESS WHEREOF, this Facilities Agreement has been duly executed and delivered by the duly authorized officers of ASI and Logility as of the date and year first above written.


AMERICAN SOFTWARE, INC.                     LOGILITY, INC.


By:  /s/ James C. Edenfield                 By:  /s/ J. Michael Edenfield
     -----------------------------               -------------------------------
    Name: James C. Edenfield                     Name: J. Michael Edenfield
    Title:  President                            Title: President

                                  SCHEDULE I
                                  ----------


     PREMISES AT WHICH LOGILITY IS ENTITLED TO EXCLUSIVE USE:


     5820 Stoneridge Mall Road
     Pleasanton, CA  94588

     150 Fayetteville Street, Suite 1700
     Raleigh, NC  27601

     100 West Big Beaver
     Troy, MI  48084

     25 Corporate Drive
     500 Burlington Centre
     Burlington, Mass


     PREMISES AT WHICH LOGILITY IS ENTITLED TO NON-EXCLUSIVE USE:


     470 East Paces Ferry Road
     Atlanta, GA  30305

     7500 Flying Cloud
     Eden Prairie, Minn

     5605 North MacArthur Boulevard, Suite 850
     Irving, Texas  75038

     5000 Birch Street, Suite 5600
     Newport Beach, CA  92660

     6133 North River Road, Suite 680
     Rosemont, ILL

     St. George's Business Centre
     Brooklands Road
     1st Floor, Unit C
     Weybridge Surrey, England

                                  SCHEDULE II
                                  -----------
                             [ATLANTA FACILITIES]

470 East Paces Ferry Road
Atlanta, GA  30305

443 East Paces Ferry Road
Atlanta, GA  30305

480 East Paces Ferry Road
Atlanta, GA  30305

3110 Maple Drive
Atlanta, GA  30305

3116 Maple Drive
Atlanta, Georgia 30305

3120 Maple Drive
Atlanta, GA  30305